Exhibit (a)(1)(D)

Offer to Purchase For Cash
All Outstanding Shares of Common Stock
of

BARNES & NOBLE, INC.

at
$6.50 NET PER SHARE
Pursuant to the Offer to Purchase, dated July 9, 2019
by

CHAPTERS MERGER SUB INC.

a wholly owned subsidiary of

CHAPTERS HOLDCO INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 6, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 9, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Chapters Merger Sub Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Chapters Holdco Inc., a Delaware corporation ("Parent"), which is controlled by Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (the "Sponsors"), to act as information agent ("Information Agent") in connection with the Offeror's offer to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share, of Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble"), at a purchase price of $6.50 per Share, net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 2019 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     the Offer to Purchase, dated July 9, 2019;

          2.     the Letter of Transmittal to be used by stockholders of Barnes & Noble in accepting the Offer and tendering Shares, including an Internal Revenue Service Form W-9;

          3.     the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary and Paying Agent") by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

          4.     Barnes & Noble's Solicitation/Recommendation Statement on Schedule 14D-9;

          5.     the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     the return envelope addressed to the Depositary and Paying Agent for your use only.

        Certain conditions to the Offer are described in "The Tender Offer—Section 13—Conditions of the Offer" of the Offer to Purchase.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 5:00 P.M., Eastern Time, on August 6, 2019, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after September 7, 2019, pursuant to SEC (as defined in the Offer to Purchase) regulations.

        The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 24, 2019, by and among Barnes & Noble, Parent and the Offeror (as it may be further amended and supplemented from time to time, the "Merger Agreement"), which amended and restated in its entirety the Agreement and Plan of Merger, dated as of June 6, 2019, by and among Barnes & Noble, Parent and the Offeror, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Barnes & Noble (the "Merger"), with Barnes & Noble continuing as the surviving corporation in the Merger, as a wholly owned subsidiary of Parent.

        The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the "DGCL"), which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other affiliate of Parent of one share more than 50% of the then outstanding Shares, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Barnes & Noble's stockholders will be required to adopt the Merger Agreement or consummate the Merger. As a result of the Merger, the Shares will cease to be publicly traded. Parent and the Offeror are controlled by the Sponsors.

        A special committee (the "Special Committee") of the board of directors of Barnes & Noble (the "Barnes & Noble Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the Barnes & Noble Board adopt resolutions approving, declaring advisable and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Barnes & Noble Board, based in part on the recommendation of the Special Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror in the Offer.

        For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an "Agent's Message" (as defined in "The Tender Offer—Section 3—Procedures for Tendering Shares" of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone numbers set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror's expense.

Very truly yours,
Okapi Partners LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, BARNES & NOBLE, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.